                                                                      EXHIBIT 11

                        MEDIRISK, INC. AND SUBSIDIARIES
                  STATEMENTS OF COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                           THREE MONTHS            NINE MONTHS
                                                        ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                        -------------------    -------------------
                                                           1997      1996        1997       1996
                                                           ----      ----        ----       ----
Net income (loss) attributable to common stock            $   19    $ (327)    $(3,291)   $(7,122)
                                                          ======    ======     =======    =======

Net income (loss) per share:
Income (loss) before extraordinary item                   $ 0.00    $(0.15)    $ (0.65)   $ (3.25)
Extraordinary loss on early extinguishment of debt            --        --     $ (0.21)        --
                                                          ------    ------     -------    -------

Net income (loss) per share of common stock               $ 0.00    $(0.15)    $ (0.86)   $ (3.25)
                                                          ======    ======     =======    =======

Weighed average number of common shares outstanding        4,964     2,191       3,829      2,191
                                                          ======    ======     =======    =======













                                     - 17 -